							       Exhibit 10.2

				  AGREEMENT
				  ---------

	This Agreement between Howard L. Slonker III ("Employee"), The Ohio Casualty Insurance Company, an Ohio corporation (the "Employer") and Ohio Casualty Corporation, an Ohio corporation ("Corporation") is entered into effective July 24, 2000 ("Effective Date") and is intended to induce the Employee to remain an employee of the Group and to recognize the importance of the Employee's contribution to the Group's business success by providing the Employee with the benefits described in Section 3.00.


1.00 Definitions. When used in this Agreement, the following terms will have the meanings given to them in this section unless another meaning is expressly provided elsewhere in this Agreement. When applying these definitions, the form of any term or word will include any of its other forms.

1.01 Board. As appropriate, the board of directors of the Corporation, of the Employer and of any other Group Member.

1.02 Cause. Any act of fraud, intentional misrepresentation, embezzlement, misappropriation or conversion by the Employee of the assets or business opportunities of the Group, the Corporation, the Employer or of any other Group Member or conviction of the Employee of a felony or intentional and repeated violations by the Employee of the Employer's written policies or procedures.

1.03 Change in Control. The date on which the earliest of the following events occurs:

	[1]    Any entity or person [including a "group" as defined in Section
	13(d)(3) of the Exchange Act but excluding another Group Member] becomes the beneficial owner of, or obtains voting control over 20 percent or more of the outstanding Common Shares of the Corporation or the Employer;

	[2]    The Corporation's shareholders approve a definitive agreement
	[a] to merge or consolidate the Corporation with or into another business entity (other than into another Group Member) in which the Corporation is not the continuing or surviving entity or through which the Corporation's Common Shares would be converted into cash, securities or other property of another business entity, other than a merger of the Corporation in which holders of its Common Shares immediately before the merger have the same proportionate ownership of the survivor immediately after the merger as immediately before the merger or [b] to sell or otherwise dispose of substantially all the assets of the Corporation or of the Group to an entity that is not a Group Member;

	[3]    The Employer's shareholders approve a definitive agreement [a]
	to merge or consolidate the Employer with or into another business entity (other than into another Group Member) in which the Employer is not the continuing or surviving entity or through which the Employer's Common Shares would be converted into cash, securities or other property of another business entity, other than a merger of the Employer in which holders of its Common Shares immediately before the merger have the same proportionate ownership of the survivor immediately after the merger as immediately before the merger or [b] to sell or otherwise dispose of substantially all the Employer's assets to an entity that is not a Group Member;

	[4]    Within a 12-month period, there is a change in the majority of
	the members of the Corporation's Board; provided, however, that any new director whose nomination for election by the Corporation's shareholders was approved, or who was appointed or elected to that Board, by the vote of two-thirds of the directors then still in office who were in office at the beginning of the 12-month period will be disregarded in determining if there has been a change in the majority of the Corporation's Board;

	[5]    Within a 12-month period, there is a change in the majority of
	the members of the Employer's Board; provided, however, that any new director whose nomination for election by the Employer's shareholders was approved, or who was appointed or elected to that Board, by the vote of two-thirds of the directors then still in office who were in office at the beginning of the 12-month period will be disregarded in determining if there has been a change in the majority of the Employer's Board.

1.04 Code. The Internal Revenue Code of 1986, as amended, or any successor statute.

1.05 Common Shares. The common shares (or any security issued in substitution, exchange or in place of common shares) of the Corporation or the Employer.

1.06 Confidential Information. Any and all information (other than information in the public domain) related to the Group's business or that of any Group Member (including the Corporation and the Employer), including all processes, inventions, trade secrets, computer programs, engineering or technical data, drawings, or designs, manufacturing techniques, information concerning pricing and pricing policies, marketing techniques, plans and forecasts, new product information, information concerning suppliers, methods and manner of operations, and information relating to the identity and location of all past, present, and prospective customers.

1.07 Date of Termination. If [1] the Employee's employment is terminated for Cause, the date specified in the Notice of Termination, [2] the Employee's employment is terminated for any reason other than Cause, the date on which a Notice of Termination is given, or [3] the Employer terminates the Employee's employment without giving a Notice of Termination, the date on which that termination is effective.

1.08 Employer. The Group Member by which the Employee is directly employed on the date of any event, act or occurrence described in this Agreement, including execution of this Agreement. If the Employee is transferred to the permanent employment or to the payroll of a Group Member other than the Employer, that Group Member will automatically become the "Employer" and a Party to this Agreement and will be fully liable for all obligations arising under this Agreement as if it had been an original Party to this Agreement.

1.09 Exchange Act. The Securities Exchange Act of 1934, as amended, or any successor statute.

1.10 Group. The Employer, the Corporation and any other entity to which either is related through common ownership as defined in Code Section 1563.

1.11    Group Member.  Each entity that is a member of the Group.

1.12 Notice of Termination. A written notice that describes in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment.

1.13    Parties.  The Employer, the Corporation and the Employee.

1.14 Termination for Good Reason. The voluntary resignation of the Employee from the employment of the Employer within 24 months after a Change in Control because of:

	[1]     A reduction in the Employee's title, duties, responsibilities
	or status, as compared to either [a] his title, duties, responsibilities or status immediately before a Change in Control or [b] any enhanced or increased title, duties, responsibilities or status occurring after the Change in Control;

	[2]     The assignment to the Employee of duties inconsistent with [a]
	the Employee's office on the date of the Change in Control, [b] any enhanced or increased duties occurring after the Change in Control or [c] any more senior office to which he is promoted after the Change in Control;

	[3]     A 15 percent (or larger) reduction of the annualized base
	salary rate or total annualized salary rate (including bonuses, employee benefits and fringe benefits) the Employee was receiving from the Employer immediately before the Change in Control or any increased annualized base salary rate or total annualized salary rate he receives from the Employer after the Change in Control;

	[4]     A requirement that the Employee relocate his principal office
	or worksite (or the indefinite assignment of the Employee) to a location more than 50 miles distant from [a] the principal office or worksite to which he was permanently assigned immediately before the Change in Control or [b] any location to which the Employee is assigned, with his consent, after the Change in Control;

	[5]     The relocation of the Corporation's or the Employer's principal
	executive offices to a location outside the Cincinnati, Ohio metropolitan area;

	[6]     The Employer's [a] failure to continue in effect any material
	fringe benefit or compensation plan, retirement plan, life insurance plan, health and accident plan or disability plan in which the Employee is participating at the time of a Change in Control (or plans providing the Employee with substantially similar benefits), [b] modification of any of the plans or programs described in Section 1.14[6][a] in a manner that adversely affects the value of the Employee's benefits or [c] failure by the Employer to provide the Employee, after a Change in Control, with the same number of paid vacation days to which he is entitled immediately before the Change in Control; or

	[7]     Any breach of this Agreement by or in behalf of the Group, the
	Corporation, the Employer or any other Group Member.


2.00 Employee's Obligations. By signing this Agreement, the Employee expressly agrees to discharge the obligations described in this section and elsewhere in this Agreement.

2.01 Services During Certain Events. If any "person" (as used in Section 1.03[1]) initiates a tender or exchange offer, distributes proxy materials to the Corporation's or to the Employer's shareholders or takes other steps to effect, or that may result in, a Change in Control, the Employee agrees he will not voluntarily terminate his employment with the Employer during the pendency of that activity other than by reason of his retirement at normal retirement age, and will continue to serve as a full-time employee of the Employer until those efforts are abandoned, that activity is terminated or until a Change in Control has occurred.

2.02 Confidentiality of Agreement. Employee expressly agrees that he will not discuss either the terms of this Agreement or disclose its existence to any person other than [1] an authorized office of the Corporation or the Employer or [2] his personal attorney.

2.03 Confidential Information. Employee expressly agrees to keep and maintain Confidential Information confidential and Employee will not, at any time during or subsequent to his employment with the Employer, either directly or indirectly, use any Confidential Information for Employee's own benefit or divulge, disclose, or communicate any Confidential Information to any person or entity in any manner except [1] to employees or agents of the Employer or of the Corporation that need the Confidential Information to perform their responsibilities on behalf of the Employer, the Corporation or another Group Member and [2] in the performance of Employee's duties to the Employer.

3.00    Compensation Paid if Employee Terminates After a Change in Control.

3.01 Termination For Cause. If the Employee's employment is terminated for Cause at any time during the 24 months beginning on the date of a Change in Control, the Employer will continue to pay the Employee his full base salary through the Date of Termination at the rate in effect at the time Notice of Termination for Cause is given. After the last payment is made, neither the Employer nor any other Group Member will have any further obligation to the Employee under this Agreement.

3.02 Termination for Good Reason or Without Cause After a Change in Control. Subject to Sections 3.03 and 3.04, if the Employee's employment is terminated by the Employer without Cause or by the Employee for Good Reason (as defined in Section 1.14) at any time during the 24 months beginning on the date of a Change in Control, the Employer will:

	[1]     Reimburse the Employee for the cost of continued participation
	in all programs subject to the benefit provisions of the Consolidated Omnibus Budget Reconciliation Act of 1993 ("COBRA") for the period beginning on the Employee's Date of Termination and ending on the earlier of [a] the date the Employee acquires replacement coverage or [b] the maximum coverage period prescribed by COBRA; plus

	[2]     Reimbursement (or direct payment) for executive outplacement
	services from an independent executive outplacement organization until the earlier of [a] the date the Employee is able to secure employment acceptable to him or [b] the fees paid to the independent executive outplacement service equal $15,000; and

	[3]     Pay the Employee a lump sum equal to the amount described in
	this subsection. This payment will be made no more than 60 days after the occurrence giving rise to the payment obligation. The amount payable under this subsection will be the sum of:

		[a]     200 percent of the larger of [i] the annualized base
		salary rate the Employee was receiving from the Employer as in effect on the date of the Change in Control or [ii] the highest annualized base salary rate he was receiving from the Employer any time during the 24 months beginning on the date of the Change in Control; plus

		[b]     The title to the Employer vehicle which he was assigned
		[i] on the date of the Change in Control or, if more valuable, [ii] the most valuable Employer vehicle which he was assigned during the 24 months beginning on the date of the Change in Control or, at the Employee's option, the cash value (based on standard Blue Book values) of that vehicle; plus

		[c]     Forgiveness of any upgrade obligation the Employee
		incurred in selecting any Employer vehicle; plus

		[d]     $9,400, minus any Executive Allowance withdrawn by the
		Employee during the fiscal year [i] in which the Change in Control occurred or [ii] in which the Employee's Date of Termination occurs; plus

		[e]     An amount equal to the federal, state and local income,
		wage and employment tax liability the Employee will incur as a result of receiving the amounts and property described in Sections 3.02[3][b][c] and [d]; plus

		[f]     Any other Change in Control benefit to which the
		Employee is entitled under any other plan, program or agreement with the Corporation, the Employer or any other Group Member; plus

		[g]     If appropriate, the additional amount described in
		Section 3.03.

3.03    Effect of Code Section 280G.  If the sum of the payments described in
Section 3.02 and those provided under any other plan, program or agreement between the Employee and any Group Member constitute "excess parachute payments" as defined in Code Section 280G(b)(1), the Employer will either:

	[1]     Reimburse the Employee for the amount of any excise tax due
	under Code Section 4999, if this procedure provides the Employee with an after-tax amount that is larger than the after-tax amount produced under Section 3.03[2]; or

	[2]     Reduce the Employee's benefits under this Agreement so that his
	total "parachute payment" as defined in Code Section 280G(b)(2)(A) under this and any all other agreements will be $1.00 less than the amount that would be an "excess parachute payment" if this procedure provides the Employee with an after-tax amount that is larger than the after-tax amount produced under Section 3.03[1].

3.04    Conditions Affecting Payments.

	[1]    Except as expressly provided in this Agreement, the Employee's
	right to receive the payments described in Section 3.00 will not decrease the amount of, or otherwise adversely affect, any other benefits payable to the Employee under any plan, agreement or arrangement between the Employee and any Group Member.

	[2]     The Employee is not required to mitigate the amount of any
	payment described in Section 3.00 by seeking other employment or otherwise, nor will the amount of any payment or benefit provided for in Section 3.00 be reduced by any compensation the Employee earns in any capacity after his Date of Termination or by reason of the Employee's receipt of or right to receive any retirement or other benefits on or after his Date of Termination.

	[3]     The amount of any payment made under Section 3.00 will be
	reduced by amounts the Employer is required to withhold in payment (or in anticipation of payment) of any income, wage or employment taxes imposed on the payment.


4.00    Miscellaneous.

4.01    Equitable Relief/Dispute Resolution.

Any disputes arising under this Agreement will be resolved as provided in this section.

	[1]     Uniqueness of Obligations.      The Employee's obligations
	described in this Agreement are of a special and unique character which gives them a peculiar value to the Corporation, the Employer and the Group, and the Corporation, the Employer and the Group cannot be reasonably or adequately compensated in damages in an action at law if Employee breaches those obligations. Employee therefore expressly agrees that, in addition to any other rights or remedies that the Corporation, the Employer or the Group may have, the Corporation, the Employer and the Group will be entitled to injunctive and other equitable relief in the form of preliminary and permanent injunctions without bond or other security if the Employee actually breaches (or threatens to breach) any of his obligations under this Agreement.

	[2]     Claims Procedure.

		[a]     Filing Claims.  The Employee or his successor may file
		a claim with the Employer for any payment which he believes he is entitled to receive under this Agreement but which has not been paid.

		[b]     Notification to Claimant.  If a claim is wholly or
		partially denied, the Employer will send a written notice of denial to the claimant. This notice must be written in a manner calculated to be understood by the claimant and must include:

			[i]     The specific reason or reasons for which the
			claim was denied;

			[ii]    Specific reference to pertinent provisions of
			this Agreement, rules, procedures or protocols upon which the Employer relied to deny the claim;

			[iii]   A description of any additional material or
			information that the claimant may file to perfect the claim and an explanation of why this material or information is necessary; and

			[iv]    A description of the steps the claimant may
			take to appeal an adverse determination.

		The Employer will render its decision within 90 days of receiving a benefit claim. However, if special circumstances (such as the need for additional information) require additional time, this decision will be rendered as soon as possible, but, not later than 180 days after receipt of the claim and only if the Employer notifies the claimant, in writing, that it needs more time to review a claim and why that additional time is needed. If the Employer does not issue its decision within this period, the claim will be deemed to have been denied.

		[c]     Review Procedure.  If a claim has been wholly or
		partially denied, the claimant, may:

			[i]     Request that the Employer reconsider its
			initial denial by filing a written appeal no more than 60 days after receiving written notice that all or part of the initial claim was denied;

			[ii]    Review pertinent documents and other material
			upon which the Employer relied when denying the initial claim; and

			[iii]   Submit a written description of the reasons for
			which the claimant disagrees with the Employer's initial adverse decision.

			An appeal of an initial denial of benefits and all
		supporting material must be made in writing and directed to the Employer. The Employer is solely responsible for reviewing all benefit claims and appeals and taking all appropriate steps to implement its decision.

			The Employer's decision on review will be sent to the
		claimant in writing and will include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent provisions of this Agreement, rules, procedures or protocols upon which the Employer relied to deny the appeal.

			The Employer will render its decision within 60 days of
		receiving a benefit appeal. However, if special circumstances (such as the need to hold a hearing on any matter pertaining to the denied claim) require additional time, this decision will be rendered as soon as possible, but not later than 120 days after receipt of the claimant's written appeal and only if the Employer notifies the claimant, in writing, that it needs more time to review an appeal and why that additional time is needed. If the Employer does not issue its decision within this period, the claim will be deemed to have been denied.

	[3]     Arbitration.  Any dispute or controversy arising out of or
	relating to this Agreement, or any breach of the terms of this Agreement that is not resolved through the procedure described in Section 4.01[2], will be resolved by arbitration in accordance with the rules of the American Arbitration Association. The award of the arbitrator will be final, conclusive and nonappealable and judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction. The arbitrator must be an arbitrator qualified to serve in accordance with the rules of the American Arbitration Association and one who is approved by the Corporation, the Employer and the Employee. If the Employee, the Corporation and the Employer fail to agree on an arbitrator, each must designate a person qualified to serve as an arbitrator in accordance with the rules of the American Arbitration Association and these persons will select the arbitrator from among those persons qualified to serve in accordance with the rules of the American Arbitration Association. Any arbitration relating to this Agreement will be held in Hamilton County, Ohio or another place the Parties mutually select immediately before the arbitration.

4.02 Successors to the Employer or Corporation. The Corporation and the Employer will require that any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation or Employer (or both) or of the Group assume and agree to adhere to the terms of this Agreement in the same manner and to the same extent that the Corporation and the Employer would be required to discharge obligations assumed under this Agreement if no succession had taken place. Failure of the Corporation or the Employer to secure this Agreement before any succession becomes effective is a breach of this Agreement that will entitle the Employee to immediately receive the payments described in Section 3.02 as if all of the conditions imposed under this Agreement to the receipt of that benefit had been met on the effective date of that succession. For purposes of this section, Corporation and Employer also include any successor to the Corporation's or the Employer's business and/or assets, including any successor that assumes the Corporation's or the Employer's obligations under this Agreement as provided in this section or otherwise becomes bound by the terms and provisions of this Agreement by operation of law or otherwise.

4.03 Successors to the Employee. This Agreement inures to the benefit of and may be enforced by the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

4.04 Notices. All notices and other communications provided for in this Agreement must be written and will be deemed to have been given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, in the case of the Employee, to

		  ---------------------------

		  ---------------------------
and, in the case of the Corporation and the Employer, to the Corporation's and the Employer's principal offices.

	[1]     Notices and other communications to the Corporation and the
	Employer will not be deemed to have been given unless they are directed to the attention of the Corporation's and the Employer's Chief Executive Officers and copies are sent to the Secretary of the Corporation and of the Employer.

	[2]     Neither Party will be required to use any address other than
	those shown above unless notified of a change in the other Party's address. Any change in either Party's address must be given in writing to the other Party and will be effective only upon receipt.

4.05 Modification of Agreement or Waiver. No provision of this Agreement may be modified, waived or discharged except by written agreement between the Employee and duly authorized officers of the Corporation and the Employer. No waiver by either Party at any time of any breach by the other Party, or compliance with, any condition or provision of this Agreement to be performed by the other Party will be deemed a waiver of any other provision or conditions.

4.06 Complete Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement have been made by either Party that are not set forth expressly in this Agreement.

4.07 Applicable Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws (but not the law of conflicts of laws) of the State of Ohio.

4.08 Validity. The invalidity or unenforceability of any provisions of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement, which will remain in full force and effect.

		IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be effective as of the date and year first above written.

					THE OHIO CASUALTY INSURANCE COMPANY

						By:  /s/William L. Woodall
						    --------------------------
						Title:  CEO and President
						       -----------------------

					OHIO CASUALTY CORPORATION

						By:  /s/William L. Woodall
						    --------------------------
						Title:  CEO and President
						       -----------------------


					[Employee's Name]

					     /s/Howard L. Sloneker III

					     ---------------------------------

			 CLARIFICATION AND AMENDMENT
				      TO
				   AGREEMENT


	On July 24, 2000 ("Effective Date"), Howard L. Sloneker III ("Employee") entered in an agreement ("Agreement") with The Ohio Casualty Insurance Company ("Employer") and Ohio Casualty Corporation ("Corporation") under which Employee would receive certain specified benefits if Employee's employment terminates under circumstances described in Section 3.00 of the Agreement. Subsequently, the Parties to the Agreement concluded that certain portions of the Agreement did not fully describe the benefits payable. This document clarifies and amends the Agreement as of the Effective Date:

1.      Section 2.01 is amended to read, in its entirety, as follows:

	2.01    Services During Certain Events.  If any "person" (as used in
	Section 1.03[1]) initiates a tender or exchange offer, distributes proxy materials to the Corporation's or to the Employer's shareholders or takes other steps to effect, or that may result in, a Change in Control, the Employee agrees he will not voluntarily terminate his employment with the Employer during the pendency of that activity other than by reason of his retirement [a] at or after his Normal Retirement Date [as defined in the Employees Retirement Plan of The Ohio Casualty Insurance Company (the "Retirement Plan")], or [b] after he has attained age 62 and completed thirty (30) or more years of Service (as defined in the Retirement Plan), and will continue to serve as a full-time employee of the Employer (unless absent from active employment because of an authorized leave of absence, including a leave of absence within the meaning of the Family and Medical Leave Act) until those efforts are abandoned, that activity is terminated or until a Change in Control has occurred.

2.      Section 3.02[2] is amended to read, in its entirety, as follows:

	[2]     Reimbursement (or direct payment) for executive outplacement
	services from an independent executive outplacement organization until the earlier of [a] the date the Employee is able to secure employment acceptable to him or [b] the fees paid to the independent executive outplacement service equal $15,000 but only if [c] the Employee begins to utilize these outplacement services before the end of the 12 month calendar period beginning after the Employee's Date of Termination; and

3.      Section 3.02[3][d] is amended to read, in its entirety, as follows:

	[d]     $9,400; plus

4.      Section 3.02[3][f] is amended to read, in its entirety, as follows:

	[f]     Any other Change in Control and severance benefits to which the
	Employee is entitled under any other plan, program or agreement with the Corporation, the Employer or any other Group Member; plus

	IN WITNESS WHEREOF, the Parties to the Agreement have executed this amendment and clarification of the Agreement as of the date and year first above written.


				OHIO CASUALTY CORPORATION


				By:  /s/William L. Woodall
				     -------------------------------------
				     William L. Woodall, CEO and President


				THE OHIO CASUALTY INSURANCE COMPANY


				By:  /s/William L. Woodall
				     -------------------------------------
				     William L. Woodall, CEO and President


				     /s/Howard L. Sloneker III
				     -------------------------------------
						 (Employee Name)